Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For media information:	For investor information:

John Hourigan NCR Corporation 937-445-2078 john.hourigan@ncr.com	Gregg Swearingen NCR Corporation 937-445-4700 gregg.swearingen@ncr.com

For Release on July 24, 2003

NCR Reports Operating Performance Improvement Across Business Segments

•	NCR’s Retail Store Automation and Financial Self Service business segments significantly improve operating performance

•	Operating cash flow improved $39 million versus the second quarter of 2002

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today reported finalized results for the quarter ended June 30, 2003, including revenue of $1.37 billion, a decrease of 1 percent from second quarter of 2002 and in line with guidance. The 1 percent revenue decline includes a year-over-year benefit of 6 percentage points from foreign currency fluctuations.

Operating income for the second quarter was $16 million versus $51 million in the second quarter of 2002. Included in the reported results was a $43 million year-over-year decline in operating income resulting from pension expense of $24 million in the second quarter of 2003, versus $19 million of pension income in the second quarter of 2002.

NCR reported net income of $9 million, or $0.09 per diluted share, versus net income of $26 million, or $0.25 per diluted share in the second quarter of 2002.

“Every NCR business segment met or exceeded expectations in the second quarter,” said Mark Hurd, president and chief executive officer of NCR. “We are determined to achieve our objective of delivering superior customer value propositions and are making good progress towards reducing operating expenses $250 million by the end of 2005, of which $50 million to $60 million will be realized in 2003. Reaching these goals will significantly enhance NCR’s competitiveness while positioning the company to build value as business conditions improve.”

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Operating Segment Results

The operating segment results discussed below exclude the impact of $24 million of pension expense in the second quarter of 2003 and $19 million of pension income in the second quarter of 2002. NCR excludes the effect of pension expense/income when evaluating the performance of and making decisions regarding its operating segments. Schedule B, found later in this earnings release, reconciles total “Income from operations excluding pension expense/income” for all of the company’s segments to “Total income from operations” for the company.

Data Warehousing Segment

Support services growth and cost, expense initiatives result in improved operating margin

NCR’s Data Warehousing segment reported second-quarter revenue of $300 million, down 3 percent year-over-year. Second-quarter revenue included a year-over-year benefit of 5 percentage points from foreign currency fluctuations. Operating income of $32 million for the quarter increased $2 million from the second quarter of 2002 driven by 24 percent revenue growth in support services and on-going expense reduction initiatives.

NCR’s Data Warehousing business provides the market-leading Teradata® data warehousing database software, hardware platform and related services that enable companies to gain a competitive advantage by efficiently analyzing customer behavior and then delivering that business intelligence to company decision-makers.

During the quarter:

•	Lloyds Bank, one of the largest financial services groups in Europe, expanded its Teradata enterprise solution.

•	Bank of China, one of the top four banks in mainland China, selected Teradata warehouse and Teradata CRM solutions to build the customer service and sales system for its card business.

•	The Salk Institute began using the Teradata data warehouse solution to allow scientists and researchers to use data-mining techniques to accelerate the pace of genetic research.

Financial Self Service Segment

Operating margin improved on slightly higher revenues

The Financial Self Service segment generated second-quarter revenue of $260 million, in line with guidance and up 2 percent from the year-ago period. Revenue growth in the Americas region offset continued market weakness in Europe and the impact of Severe Acute Respiratory Syndrome (SARS) in China. Second-quarter revenue includes a year-over-year benefit of

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8 percentage points from foreign currency fluctuations. Operating income of $32 million improved from $25 million generated in the prior-year period.

NCR’s Financial Self Service business provides high-quality automated teller machines (ATMs) and the APTRATM multivendor application software that delivers advanced functionality to banks, credit unions and retailers.

During the quarter:

•	Five of the largest U.S. banks ordered more than $25 million of NCR’s advanced-function ATMs.

•	The State Bank of India, the country’s largest commercial bank, selected NCR to supply, install and manage 1,500 ATMs.

•	Both the Bank of Communications and Agricultural Credit Union Bank in China placed orders for NCR’s PersonasTM ATMs and APTRA software.

Retail Store Automation Segment

Break-even operating income on better-than-expected revenue and cost reductions

For the second quarter of 2003, Retail Store Automation generated $204 million in revenue, up 17 percent from $174 million in the second quarter of 2002, including a year-over-year benefit of 5 percentage points from foreign currency fluctuations. The break-even operating performance is a $13 million improvement from the operating loss reported in the prior-year period.

NCR’s Retail Store Automation business provides store-automation technologies such as point-of-sale (POS) terminals, bar-code scanners and software, as well as innovative self-checkout systems and other store-automation solutions to retailers.

During the quarter:

•	The United States Postal Service, in Stage III of its POS One technology initiative to improve local Post Office operations and customer service, awarded NCR contracts totaling more than $40 million for POS terminals and services including software development, project management, installation, help desk and maintenance. Installation of these terminals will occur over the next several quarters.

•	The refresh of Sainsbury’s POS technology in all of its 500 United Kingdom supermarkets and 200 petrol stations with NCR RealPOS 80c terminals and NCR RealScan bar-code

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scanners was completed by NCR. The deal with Sainsbury’s information technology partner, Accenture, also includes a six-year agreement for ongoing managed services provided by NCR.

Customer Services Segment

Operational performance improved, mitigating the impact of continued pricing pressure

Customer Services revenue increased to $463 million, up 4 percent from the prior-year period including a year-over-year benefit of 6 percentage points from foreign currency fluctuations. Operating income improved to $7 million from the $6 million reported in the second quarter of 2002. Customer Service operating income continues to be affected by pricing pressures and an adverse mix shift.

NCR’s Customer Services Division provides hardware and software maintenance, deployment and managed services around the world for NCR’s Financial Self Service, Retail Store Automation and Payment and Imaging customers as well as for third-party technology providers.

During the quarter:

•	Snap Appliance, a global leader in network storage systems, signed a contract for NCR managed services.

•	Banco Popolare di Verona e Novara, one of the largest retail banks in Italy, signed a contract for maintenance of the bank’s entire installed base of 1,300 ATMs, 800 of which are units from an NCR competitor.

Systemedia Segment

Improved operating margin on lower revenues

Systemedia second-quarter revenue was $122 million, down 8 percent from the revenue generated in the year-ago period. The reported revenue includes a year-over-year benefit of approximately 5 percentage points from foreign currency fluctuations. This business segment generated $3 million of operating income, the same as reported for the second quarter of 2002.

Systemedia provides business consumables and products including ink-jet and laser printer supplies, thermal transfer ribbons, labels, paper rolls, ink ribbons, laser documents, business forms and retail office products.

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Payment and Imaging Segment

Improved operating income on comparable revenue due to lower expense

Payment and Imaging increased operating income to $5 million from $4 million in the second quarter of 2002. Operational efficiencies drove the improved performance on revenues of $36 million versus the $35 million of revenue generated in the second quarter last year.

NCR’s Payment and Imaging business provides end-to-end solutions for both traditional paper-based and image-based item processing. This business utilizes advanced image recognition and workflow technologies to automate item processing, helping banks and other financial institutions increase efficiency and reduce operating costs.

During the quarter:

•	The U.S. House of Representatives and the U.S. Senate passed versions of Check 21 legislation which must be reconciled in conference committee.

•	Fifth Third Bancorp signed a $7 million contract to transform the bank’s check and remittance processing systems using NCR’s ImageMarkTM Archive platform.

Non-Operating Items

Net Interest and Other Expense in the second quarter of 2003 was $4 million, down from $15 million in the prior-year period.

The weighted average number of diluted shares outstanding declined to 95.3 million from 100.5 million in the prior-year period due to the company’s share repurchase activity. During the second quarter, NCR used approximately $9 million of cash to repurchase approximately 385,000 shares.

Balance Sheet

NCR ended the second quarter with $585 million in cash and short-term investments, a $56 million increase from $529 million on March 31, 2003. As of June 30, 2003, NCR had short- and long-term debt of $312 million, down from $318 million on March 31, 2003.

Cash Flow

NCR generated $98 million of cash flow from operations in the second quarter of 2003, an increase from the $59 million of operating cash flow in the same period of 2002. Capital expenditures for property, plant and equipment, reworkable service parts and additions to

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capitalized software in the second quarter of 2003 were $45 million, versus $70 million of capital expenditures in the year-ago period.

Outlook

Assuming 4 to 5 percentage points of benefit from fluctuations in foreign currency, NCR expects the following revenue trends in the third quarter.

Year-over-year revenue change	2003 Third Quarter
Total NCR	0-2%
Data Warehousing	0-5%
Financial Self Service	0-5%
Retail Store Automation	8-10%
Systemedia	(0-5)%
Payment & Imaging	Flat
Customer Services	0-5%
Other	(15-25)%

NCR expects earnings per share for the third quarter in the $0.07—$0.13 range. Historically, NCR’s second- and third-quarter revenue and operating performance have been similar in nature.

Based on year-to-date achievements, on July 9, NCR increased its expectations for full-year earnings per share to the $0.45 to $0.55 range.

Pension Update

Although the performance of the equity markets improved during the first half of 2003, lower interest rates and other changes in pension variables are likely to result in 2004 pension expense exceeding the $95 million of pension expense in 2003. More specific information regarding 2004 pension expense will be provided when NCR completes its annual pension calculations in January 2004.

Fox River Update

As previously discussed in prior periods and formally disclosed in NCR’s public filings with the U.S. Securities and Exchange Commission (SEC), NCR may be considered a potentially responsible party for environmental clean-up costs associated with the Fox River in Wisconsin.

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During the next few weeks, the government is expected to release its Record of Decision (ROD), which will address the final clean-up plan for downstream areas of the Fox River. NCR will provide an update regarding the status of the ROD when the company files its second-quarter report on Form 10-Q. For further information regarding NCR’s potential liability and the factors relating to NCR’s potential liability associated with the Fox River, see the company’s previous public filings with the SEC.

The earnings-per-share guidance for the remainder of 2003, provided earlier in this earnings release, does not reflect any potential changes to the company’s environmental reserves.

2003 Second-Quarter Earnings Conference Call

NCR President and Chief Executive Officer Mark Hurd and Senior Vice President and Chief Financial Officer Earl Shanks will discuss the company’s second-quarter results during a conference call today at 10:00 a.m. (ET). Live access to the conference call, as well as a replay, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s 2003 second-quarter operating results is also available on NCR’s Web site.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s ATMs, retail systems, Teradata data warehouses and IT services provide Relationship TechnologyTM solutions that maximize the value of customer interactions. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 29,500 people worldwide.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries. APTRA, Personas, ImageMark, and Relationship Technology are either trademarks or registered trademarks of NCR Corporation in the United States and/or other countries.

Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other

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things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include: the duration and intensity of the economic downturn and its impact on the markets in general or on our ability to meet our commitments to customers, the ability of our suppliers to meet their commitments to us, or the timing of purchases (including upgrades to existing data warehousing solutions and retail point-of-service solutions) by our current and potential customers and other general economic and business conditions, including the impact of SARS on the Asia-Pacific economy; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-checkout and electronic shelf-labeling technologies, ATM outsourcing and enterprise data warehousing), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings such as Retail Store Automation and Financial Self Service solutions; short product cycles, rapidly changing technologies and maintaining competitive leadership position with respect to our solution offerings, particularly data warehousing technologies; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of recent cost-control measures taken by us; availability and successful exploitation of new acquisition and alliance opportunities; changes in generally accepted accounting principles and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	For the Periods Ended June 30
	Three Months		Six Months
	2003	2002	2003	2002
Revenue
Products	$675	$710	$1,266	$1,322
Services	691	670	1,334	1,305

Total revenue	1,366	1,380	2,600	2,627
Cost of products	444	448	827	848
Cost of services	563	531	1,107	1,028

Total gross margin	359	401	666	751
% of Revenue	26.3%	29.1%	25.6%	28.6%
Selling, general and administrative expenses	287	289	567	574
Research and development expenses	56	61	115	117

Income (loss) from operations	16	51	(16)	60
% of Revenue	1.2%	3.7%	(0.6)%	2.3%
Interest and other expense, net	4	15	9	18

Income (loss) before income taxes and cumulative effect of accounting change	12	36	(25)	42
% of Revenue	0.9%	2.6%	(1.0)%	1.6%
Income tax expense (benefit)	3	10	(7)	12

Income (loss) before cumulative effect of accounting change	9	26	(18)	30
Cumulative effect of accounting change—Goodwill impairment, net of tax	—	—	—	(348)

Net income (loss)	$9	$26	$(18)	$(318)
% of Revenue	0.7%	1.9%	(0.7)%	(12.1)%

Net income (loss) per common share
Basic before cumulative effect of accounting change	$0.09	$0.26	$(0.19)	$0.30
Cumulative effect of accounting change—Goodwill impairment	—	—	—	(3.54)

Basic	$0.09	$0.26	$(0.19)	$(3.24)

Diluted before cumulative effect of accounting change	$0.09	$0.25	$(0.19)	$0.29
Cumulative effect of accounting change—Goodwill impairment	—	—	—	(3.45)

Diluted	$0.09	$0.25	$(0.19)	$(3.16)

Weighted average common shares outstanding
Basic	94.8	98.4	95.4	98.2
Diluted	95.3	100.5	95.4	100.6

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME SUMMARY

(in millions)

	For the Periods Ended June 30
	Three Months			Six Months
	2003	2002	% Change	2003	2002	% Change
Revenue by segment
Data Warehousing
Data Warehousing solution	$233	$255	(9)%	$450	$490	(8)%
Data Warehousing support services	67	54	24%	128	109	17%

Total Data Warehousing	300	309	(3)%	578	599	(4)%
Financial Self Service	260	255	2%	486	460	6%
Retail Store Automation	204	174	17%	353	300	18%
Systemedia	122	133	(8)%	234	248	(6)%
Payment and Imaging	36	35	3%	67	76	(12)%
Customer Services
Products	—	1	(100)%	—	2	(100)%
Professional and installation-related services	81	50	62%	144	92	57%
Customer Service Maintenance:
Financial Self Service	136	128	6%	268	252	6%
Retail Store Automation	118	118	—	237	227	4%
Payment and Imaging	27	26	4%	53	51	4%
Other	101	124	(19)%	209	255	(18)%

Total Customer Services	463	447	4%	911	879	4%
Other	56	73	(23)%	104	150	(31)%
Elimination of installation-related services included in both the Customer Services segment and the other reported segments	(75)	(46)	63%	(133)	(85)	56%

Total Revenue	$1,366	$1,380	(1)%	$2,600	$2,627	(1)%

Operating Income by segment
Data Warehousing	$32	$30		$63	$51
Financial Self Service	32	25		41	25
Retail Store Automation	—	(13)		(23)	(43)
Systemedia	3	3		2	3
Payment and Imaging	5	4		10	10
Customer Services	7	6		10	17
Other	(15)	(11)		(29)	(22)
Elimination of installation-related services operating income included in both the Customer Services segment and the other reported segments	(24)	(12)		(42)	(20)

Income excluding pension (expense)/income	40	32		32	21
Pension (expense)/income	(24)	19		(48)	39

Total Income (Loss) from operations	$16	$51		$(16)	$60

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

	June 30 2003	March 31 2003	December 31 2002
Assets
Current assets
Cash, cash equivalents and short-term investments	$585	$529	$526
Accounts receivable, net	1,132	1,107	1,204
Inventories	297	274	263
Other current assets	177	187	193

Total current assets	2,191	2,097	2,186
Property, plant and equipment, net	750	776	792
Prepaid pension cost	834	790	794
Deferred income taxes	614	602	596
Other assets	310	303	304

Total assets	$4,699	$4,568	$4,672

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$6	$13	$5
Accounts payable	342	307	364
Payroll and benefits	210	189	227
Customer deposits and deferred service revenue	403	433	339
Other current liabilities	442	423	482

Total current liabilities	1,403	1,365	1,417
Long-term debt	306	305	306
Pension and indemnity	727	708	696
Postretirement and postemployment benefits	306	310	312
Other long-term liabilities	640	623	616

Total liabilities	3,382	3,311	3,347
Total stockholders’ equity	1,317	1,257	1,325

Total liabilities and stockholders’ equity	$4,699	$4,568	$4,672

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	For the Periods Ended June 30
	Three Months		Six Months
	2003	2002	2003	2002
Operating Activities
Net income (loss)	$9	$26	$(18)	$(318)
Adjustments to reconcile net income (loss) to cash provided by operating activities
Depreciation and amortization	80	82	163	162
Deferred income taxes	1	(2)	(8)	(7)
Goodwill impairment	—	—	—	348
Other adjustments to income (loss), net	3	19	4	20
Changes in assets and liabilities
Receivables	(25)	(50)	72	(16)
Inventories	(23)	(15)	(34)	(16)
Current payables	58	74	(58)	29
Customer deposits and deferred service revenue	(30)	(29)	64	59
Employee severance and pension	6	(44)	11	(77)
Other assets and liabilities	19	(2)	4	(44)

Net cash provided by operating activities	98	59	200	140
Investing Activities
Short-term investments, net	—	1	—	1
Net expenditures for reworkable service parts	(13)	(29)	(45)	(52)
Expenditures for property, plant and equipment	(15)	(24)	(29)	(44)
Proceeds from sales of property, plant and equipment	3	10	4	11
Additions to capitalized software	(17)	(17)	(33)	(32)
Other investing activities	(1)	(7)	(3)	12

Net cash (used in) investing activities	(43)	(66)	(106)	(104)
Financing Activities
Purchase of Company common stock	(9)	(25)	(59)	(25)
Short-term borrowings, net	(7)	(94)	1	(126)
Long-term debt, net	—	298	—	296
Other financing activities	8	8	13	42

Net cash (used in) provided by financing activities	(8)	187	(45)	187
Effect of exchange rate changes on cash and cash equivalents	10	11	10	11

Increase in cash and cash equivalents	57	191	59	234
Cash and cash equivalents at beginning of period	528	378	526	335

Cash and cash equivalents at end of period	$585	$569	$585	$569